Exhibit 10.9
FIRST AMENDMENT TO THE ROBERT STANZIONE
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     THIS FIRST AMENDMENT TO THE ROBERT STANZIONE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (this “Amendment”) is made and entered into effective as of the 26th day of November, 2008, by and between Arris Group, Inc., a Delaware corporation (“Corporation”), and Robert Stanzione (“Participant”).
     WHEREAS, Corporation and Participant previously entered into the Robert Stanzione Supplemental Participant Retirement Plan, effective August 6, 2001 (the “Plan”), to provide certain supplemental retirement benefits to Participant on the terms and conditions stated therein; and
     WHEREAS, the parties hereto now desire to amend the Plan as provided herein.
     NOW, THEREFORE, for and in consideration of Participant’s continued employment with Corporation and the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Corporation and Participant hereby agree as follows:
1. Capitalized terms that are used but not defined in this Amendment shall have the meanings specified in the Plan.
2. Section 1.08 of the Plan is amended in its entirety to read as follows:
1.08 Employment Agreement
The Amended and Restated Employment Agreement between Participant and Corporation effective August 6, 2001, as amended by the First Amendment to Amended and Restated Employment Agreement effective December 7, 2006 and as subsequently amended by the Second Amendment to Amended and Restated Employment Agreement dated November 26th, 2008. All defined terms from the Employment Agreement not defined in this Plan shall have the same meaning in this Plan as in the Employment Agreement.
3. Section 1.16 of the Plan is amended in its entirety to read as follows:
1.16 Termination of Service
Participant’s separation from service with the Corporation, its subsidiaries and affiliates, whether by resignation, discharge, death, disability, retirement or otherwise, consistent with the meaning of a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), where it is reasonably anticipated that no further services would be performed for or on behalf of the Corporation or any of its subsidiaries or affiliates after such date or that the level of bona fide services Participant would perform after that date for or on behalf of the Corporation or any of its subsidiaries or affiliates (whether as an employee or an independent contractor) would permanently decrease to no more than forty-nine percent (49%) of the average level of bona fide services performed for or on behalf of the Corporation or any of its subsidiaries or affiliates over the immediately preceding thirty-six (36)-month period.
4. The last two sentences of Section 2.02(b) of the Plan are amended in their entirety to read as follows:
Benefit payments under this Section 2.02 shall commence on the first day of the month coincident with or next following Participant’s Termination of Service on his Normal Retirement Date.
5. Section 2.03 of the Plan is amended in its entirety to read as follows:
If Participant incurs a Termination of Service after his Normal Retirement Date, he shall receive a Late Retirement Benefit in an amount equal to (a) the Actuarial Equivalent lump sum value of his Normal Retirement Benefit calculated as if his Termination of Service (and thus, the calculations of the Normal Retirement Benefit, Final Average Compensation, Continuous Service and benefits payable from Other Retirement Programs) occurred on his Normal Retirement Date in accordance with Section 2.02 above (without regard to any changes after his Normal Retirement Date in his Continuous Service, Final Average Compensation and the benefits payable from Other Retirement Programs), (b) increased by an amount equal to the interest, dividends, earnings and other profits that would be received, and decreased by an amount equal to the losses, expenses and other charges that would be incurred, on such Actuarial Equivalent lump sum value if such amount were invested pursuant to Participant’s investment directions among the Permitted Investments in accordance with Article V of this Plan, beginning as of Participant’s Normal Retirement Date and ending on his Termination of Service (with the resulting sum as calculated above, expressed as an Actuarial Equivalent monthly benefit payable as a single life annuity). Benefit payments under this Section 2.03 shall commence on the first day of the month coincident with or next following Participant’s Termination of Service after his Normal Retirement Date. It is understood and agreed that although the Normal Retirement Benefit is calculated initially as of the Normal Retirement Date and increased by deemed interest, dividends, earnings and profits and decreased by deemed losses, expenses and other charges thereafter, Executive’s benefits under the Other Retirement Programs will continue to accrue under the terms of the Other Retirement Programs until Executive’s Termination of Service.
6. The first two sentences of Section 2.04 of the Plan are amended in their entirety to read as follows:

If Participant terminates the Employment Agreement with Good Reason prior to his Normal Retirement Date or incurs a Termination of Service after his Early Retirement Date, but prior to his Normal Retirement Date not due to the termination by the Corporation of the Employment Agreement pursuant to Section 5(a)(i) or (ii) of the Employment Agreement, Participant shall receive a benefit, in an amount equal to his Normal Retirement Benefit calculated in accordance with Section 2.02 as of his Normal Retirement Date (but with the calculations of his Final Average Compensation and Continuous Service as of his Termination of Service and the benefits payable from Other Retirement Programs as of the Normal Retirement Date), said amount to be paid commencing on the first day of the month coincident with or next following his Normal Retirement Date. Alternately, Participant may elect to receive a reduced monthly benefit commencing on the first day of any month before his Normal Retirement Date and following his Termination of Service. Any such election by Participant to receive a reduced monthly benefit commencing on the first day of any month before his Normal Retirement Date and following his Termination of Service must specify the first day of the month payment shall commence within such time period and be filed with the Committee on or before December 31, 2008 and will only be effective with respect to any Termination of Service occurring on or after January 1, 2009. Any such elections shall be in writing, in such form as the Committee may require, and, once filed with the Committee, may be withdrawn only by written notice of withdrawal filed with the Committee within the time limits for making an election.
7. The last sentence of Section 2.04 of the Plan is amended in its entirety to read as follows:
     In the event Termination of Service is by Participant for Good Reason as defined in clause (iii) of Section 5(b) of the Employment Agreement, the benefit pursuant to this Section 2.04 shall not be lower than $33,333, less the benefits payable to Participant from the Other Retirement Programs, including the benefits that would have been payable to him if he had not elected to accept other benefits in lieu of the benefits provided by the Other Retirement Programs (expressed as Actuarial Equivalent monthly benefits payable as single life annuities commencing on the first day of the month coincident with or next following Participant’s Normal Retirement Date.
8. Section 2.05 of the Plan is amended by adding the following to the end thereof:
Notwithstanding any other provision of the Plan, the Joint and Survivor Annuity that Participant elects in lieu of a single life annuity must be the Actuarial Equivalent of the single life benefit.
9. Section 2.07 of the Plan is amended in its entirety to read as follows:
In lieu of the benefits to which Participant or his Surviving Spouse would otherwise be entitled under the foregoing provisions of this Article II, Participant may elect to receive an Actuarial Equivalent lump sum payment of such benefit, subject to the following:
(a) Any such election to receive an Actuarial Equivalent lump sum payment of such benefit must be filed with the Committee on or before December 31, 2008 and will only be effective with respect to any Termination of Service occurring on or after January 1, 2009. Any such election shall be in writing, in such form as the Committee may require, and once filed with the Committee, may be withdrawn only by written notice of withdrawal filed with the Committee within the time limits for making an election.
(b) If Participant makes an effective election under this Section 2.07, the lump sum payment shall be made in full on the date the benefit payments otherwise would have commenced notwithstanding the Participant’s election to receive an Actuarial Equivalent lump sum payment of such benefit.
10. New Section 2.08 is added to the Plan to read as follows:
2.08 Internal Revenue Code Section 409A
Notwithstanding any other provision of this Plan, it is intended that any payment or benefit which is provided pursuant to or in connection with this Plan, which is considered to be nonqualified deferred compensation subject to Section 409A of the Code, shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. For purposes of this Plan, all rights to payments hereunder shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A of the Code. Payments in connection with a “separation from service” will be delayed, to the extent required by Section 409A of the Code, until six months after the Participant’s separation from service or, if earlier, the Participant’s death (the “409A Deferral Period”), if the Participant is a key employee as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof) and any of Corporation’s stock is publicly traded on an established securities market or otherwise. In the event any payments are due to made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.
Any benefit payable under the Plan shall be paid as described in the Plan. The Plan is intended to satisfy the requirements of Section 409A of the Code, and all provisions of the Plan shall be interpreted in such manner.
Without limitation, if any payment or benefit which is provided pursuant to or in connection with the Plan and which is considered to be nonqualified deferred compensation subject to Section 409A of the Code fails to comply with Section 409A of the Code, and Participant incurs any additional tax, interest or penalties under Section 409A of the Code, the Corporation will pay Participant an additional amount so that, after paying all taxes, interest and penalties on such additional amount, Participant has an amount remaining equal to such additional tax, interest and penalties. All payments to be made to Participant pursuant to the immediately preceding sentence shall be payable no later than when the related taxes, interest and penalties are to be remitted. Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of a tax liability addressed in the immediately preceding sentence must be made no later than when the related taxes, interest and penalties that are the subject of the audit or litigation are to be remitted to the taxing authorities or, where no such taxes, interest and penalties are remitted, within thirty (30) days of when the audit is completed or there is a final and non-appealable settlement or resolution of the litigation.
11. Section 3.04 of the Plan is amended by adding the following to the end thereof:
Notwithstanding the foregoing, as soon as administratively practicable following the execution of this Amendment, the Corporation will establish an irrevocable grantor trust (as described in Section 671 of the Code), into which all of Participant’s benefits under the Plan will be deposited, as described herein, for the purpose of accumulating assets to provide for the obligations under this Plan. The assets and income of such trust shall be subject only to the claims of the creditors of the Corporation in the event of the Corporation’s insolvency as defined by Rev. Proc. 92-64, 1992-2 C.B. 422. The establishment of such trust shall not affect the Corporation’s liability to pay benefits hereunder except that any such liability shall be offset by any payments actually made to Participant from such trust. Following the establishment of the trust, the amount to be contributed thereto shall be in accordance with the Plan, as reasonably determined by the Corporation, and the investment of such assets shall be made in accordance with the terms of the trust agreement. Without limitation, but only to the extent not prohibited by Section 409A(b) of the Code, the Corporation agrees to contribute to the trust pursuant to the requirements of the Plan, ratably from the date hereof until the time Executive attains age 62 with respect to the amount of the obligation due at age 62 and annually as the obligation accrues each year thereafter, sufficient amounts to provide for the Corporation’s liability to pay the benefits hereunder, except the Company agrees in any event to contribute sufficient amounts to pay all the benefits hereunder no later than when a “Change in Control” occurs (to the extent such funding is not prohibited by Section 409A(b) of the Code. The terms of the trust shall contain such provisions as may be necessary to qualify and maintain the trust as a “rabbi trust” under the applicable trust agreement so that the Plan may be considered “unfunded” for purposes of ERISA.

12. New Article V is added to the Plan to read as follows:
ARTICLE V
EARNINGS AND LOSSES
5.01 Permitted Investments
     On and after attaining age 62 and prior to his Termination of Service, Participant may designate that the Actuarial Equivalent lump sum value of his Normal Retirement Benefit calculated as if his Termination of Service occurred on his Normal Retirement Date (and as adjusted pursuant to this Article V) be deemed to have been invested in one or more Permitted Investments as described below. Participant’s designations shall be made in such form, and in such manner, as the Committee may permit but must result in the deemed investment of one hundred percent (100%) of the Actuarial Equivalent lump sum value of Participant’s Normal Retirement Benefit calculated as if his Termination of Service occurred on his Normal Retirement Date (and as adjusted pursuant to this Article V). In the event Participant has made an incomplete or improper election, Participant shall be deemed to have elected the Permitted Investment selected by the Committee.
5.02 Earnings and Losses
     On and after Participant attains age 62 and prior to his Termination of Service, the Actuarial Equivalent lump sum value of Participant’s Normal Retirement Benefit calculated as if his Termination of Service occurred on his Normal Retirement Date (and as adjusted pursuant to this Article V) shall be deemed to receive all interest, dividends, earnings and other profits, and to have incurred all losses, expenses and other charges, which would have been received or incurred if such Actuarial Equivalent lump sum value (and as adjusted pursuant to this Article V) had been invested in such Permitted Investments. Nevertheless, the Company need not actually make any such Permitted Investments, which shall represent investment benchmarks only. If the Company from time to time should make any investments similar to Permitted Investments, such investments shall be solely for the Company’s own account, and neither Participant nor his Beneficiaries shall have any right, title or interest therein. Participant and his Beneficiaries are unsecured creditors of the Company with respect to any amounts to be distributed under this Plan.
5.03 Change of Permitted Investments
     Participant may change an investment election effective as of the first day of any month (provided at least thirty (30) days have elapsed since any such previous election). In addition, Participant also may reallocate amounts previously credited to one or more Permitted Investments to other Permitted Investments offered under this Plan effective as of the first day of any month (provided at least thirty (30) days have elapsed since any such previous election). Such changes of election shall be made in such form, and in such manner, as the Committee may permit but must result in the deemed investment of one hundred percent (100%) of the Actuarial Equivalent lump sum value of Participant’s

Normal Retirement Benefit calculated as if his Termination of Service occurred on his Normal Retirement Date (and as adjusted pursuant to this Article V). Any changes of election shall be effective as of the first day of the month as soon as practical following receipt of the change election by the Committee or its designee for this purpose; provided, however, that an election change will not be effective until at least thirty (30) days have passed since Participant’s prior election.
5.04 Crediting of Earnings and Losses
     The Actuarial Equivalent lump sum value of Participant’s Normal Retirement Benefit calculated as if his Termination of Service occurred on his Normal Retirement Date (and as adjusted pursuant to this Article V) shall be credited with interest, dividends, earnings and profits and debited with losses, expenses and other charges thereon no less frequently than monthly.
5.05 Permitted Investment
     Permitted Investment means any such fund or type of investment as may be approved by the Committee from time to time as a deemed benchmark investment for purposes of the Plan, except that a Permitted Investment may not include any stock or securities of the Company or any subsidiaries or affiliates.
13. New Article VI is added to the Plan to read as follows:
ARTICLE VI
TAX WITHHOLDING
6.01 Tax Withholding
     Notwithstanding any other provision of this Plan, the Company shall withhold from any payments hereunder or obtain from Participant any amounts required to be withheld as the result of Participant’s participation in this Plan. To the extent that the Company is required to withhold any income taxes, employment taxes or other such amounts from Participant’s benefit pursuant to any state, federal or local law, such amounts may be taken out of any payments hereunder or any other amounts to be paid to Participant or Participant may be required to pay in cash any amounts that must be withheld. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code, payment may be made and deducted from Participant’s supplemental pension benefit payable hereunder to pay any relevant employment taxes required to be withheld with respect to the Plan and to pay any required income tax withholdings as a result of payment of such employment taxes. However, the total payment and deduction from Participant’s supplemental pension benefit hereunder may not exceed the aggregate of such employment taxes and any income tax withholding related to the payment of such employment taxes.

14. It is understood and agreed that the Plan can be amended only pursuant to the mutual written agreement of the Participant and the Corporation. Except as amended hereby, the Plan shall remain in full force and effect.
15. Participant agrees that the Corporation may amend the Other Retirement Programs as reasonably necessary to bring them into compliance with Section 409A of the Code taking into account corresponding changes as to the form and time of payment of Participant’s benefits under the Plan.  Participant acknowledges that this may require payment of Participant’s benefits under the Other Retirement Programs at the same time and in the same form as Participant’s benefits under the Plan.
     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

COMPANY

Arris Group, Inc.

By: Name:	/s/ Lawrence A. Margolis Lawrence A. Margolis
Title:	Executive Vice President of Strategic Planning, Administration and Chief Counsel, Secretary

EXECUTIVE

/s/ Robert Stanzione

Robert Stanzione